1 Follow - On Equity Offering November 2013 NASDAQ: FNHC FREE WRITING PROSPECTUS DATED NOVEMBER 8, 2013 Filed Pursuant to Rule 433 Registration Statement No. 333 - 191289 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more com plete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling tol l - free 1 - 800 - 293 - 2532.

NASDAQ: FNHC SAFE HARBOR STATEMENT Safe harbor statement under the Private Securities Litigation Reform Act of 1995 : Statements that are not historical fact are forward - looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein . Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro - forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward - looking statements . Forward - looking statements might also include, but are not limited to, one or more of the following : • Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures ; • Descriptions of plans or objectives of management for future operations, insurance products, or services ; • Forecasts of future insurable events, economic performance, liquidity, need for funding and income ; and • Descriptions of assumptions or estimates underlying or relating to any of the foregoing . The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally ; the nature of the Company’s business ; the adequacy of its reserves for loss and loss adjustment expense ; claims experience ; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses ; reinsurance costs and the ability of reinsurers to indemnify the Company ; raising additional capital and our potential failure to meet minimum capital and surplus requirements ; potential assessments that support property and casualty insurance pools and associations ; the effectiveness of internal financial controls ; the effectiveness of our underwriting, pricing and related loss limitation methods ; changes in loss trends ; court decisions and trends in litigation ; our potential failure to pay claims accurately ; ability to obtain regulatory approval applications for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof ; inflation and other changes in economic conditions (including changes in interest rates and financial markets) ; pricing competition and other initiatives by competitors ; legislative and regulatory developments ; the outcome of litigation pending against the Company, and any settlement thereof ; dependence on investment income and the composition of the Company’s investment portfolio ; insurance agents ; ratings by industry services ; the reliability of our information technology systems ; reliance on key personnel ; acts of war and terrorist activities ; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission . In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures . Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency . Reported results may therefore appear to be volatile in certain accounting periods . Readers are cautioned not to place undue reliance on these forward - looking statements, which speak only as of the date on which they are made . We do not undertake any obligation to update publicly or revise any forward - looking statements to reflect circumstances or events that occur after the date the forward - looking statements are made . 2

NASDAQ: FNHC OFFERING SUMMARY 3 Issuer Federated National Holding Company Offering Size $26.0 million of common stock (100% primary shares ) Recent Trade $11.40 close on 11/7/2013 Over - Allotment 15%; $3.9 million in primary shares Exchange and Symbol Currently traded on the NASDAQ Global Market under “FNHC” Use of Proceeds General corporate purposes including statutory capital in support of growth Bookrunner Co - Manager Raymond James Janney Montgomery Scott Expected Pricing Date Week of November 18 th

NASDAQ: FNHC SENIOR MANAGEMENT TEAM • Experienced management team with a long history with Federated National and the homeowners’ insurance market in Florida Michael Braun (Age 45), Chief Executive Officer & President • Appointed Chief Executive Officer in July 2008 • Elected to Board in 2005 • Previously served as Chief Operating Officer • Joined in 1998 Peter Prygelski (Age 44) , Chief Financial Officer & Treasurer • Re - nominated to Board in 2008 • Appointed Chief Financial Officer in June 2007 • Served as Independent Director from 2004 through 2007 • Joined in 2004 Stephen Young (Age 38) , Vice President of Operations • Appointed Vice President of Operations in June 2009 • Served as President of Federated Premium Finance • More than 20 years of industry experience • Joined in August 1995 Gordon Jennings (Age 55) , Vice President of Risk Management • Appointed Vice President of Risk Management in May 2008 • Serves as President of Federated National Underwriters • More than 23 years of industry experience • Joined in May 2000 C. Brian Turnau (Age 46), President of Federated National Adjusting • Appointed President of Federated National Adjusting in July 2006 • Worked for private practice insurance defense litigation law firms for 15 years • More than 13 years of industry experience • Joined in June 2000 Christopher Clouse (Age 45), Underwriting Manager • Appointed Underwriting Manager in June 2010 • Serves as President of Insure - Link • More than 25 years of industry experience • Joined in March 2008 4

NASDAQ: FNHC 0 50,000 100,000 150,000 200,000 250,000 300,000 $0 $2 $4 $6 $8 $10 $12 $14 11/7/10 05/7/11 11/7/11 05/7/12 11/7/12 05/7/13 11/7/13 Volume Price FEDERATED NATIONAL - KEY STATS • Headquarters: Sunrise, FL • Ticker: FNHC (NASDAQ - GM) • IPO Date: 11/5/1998 • Company Overview (11/7/2013): • Market Cap: $94.9 Million • Stock Price: $11.40 • Common Shares Out. (10/29/2013): 8.3 Million • Annual Dividend (LTM): $0.10 • “A” rating by Demotech since 1998 • Ownership: • Institutional Holdings: 23.8% • Insider Holdings: 10.2% • Financial Highlights (LTM): • Direct Premiums Written (“DPW”): $207.4M • Net Premiums Earned (“NPE”): $88.1M • Diluted EPS: $1.12 • GAAP Equity (9/30/2013): $74.0M 5 3 - Year Stock Price Performance Source : Company Filings; SNL Financial Note : Based on GAAP financial information LTM data as of September 30, 2013, Pricing as of November 7, 2013 $11.40

NASDAQ: FNHC COMPANY PHILOSOPHY 6 Customers Provide best in class customer service for our policyholders, agents, reinsurance partners and business partners while creating long - term shareholder value Corporate Be a well - regarded employer that is mindful of the well - being of our employees and allow them to develop in an impartial, challenging, rewarding and cooperative environment Financial Generate sustainable annual growth and long - term value for our shareholders by expanding market share, increasing sales and improving product mix, optimizing the investment portfolio on a risk - adjusted basis and improving scale Customers Financial Corporate

NASDAQ: FNHC WHO WE ARE • Federated National Holding Company, also known as FedNat , is a holding company that controls substantially all aspects of insurance underwriting, distribution and claims processes through: ‒ Federated National Insurance Company (“FNIC”) : Florida domiciled insurance carrier ‒ Federated National Underwriters (“FNU”): managing general agent ‒ Federated National Adjusting (“FNA”): internal claims adjusting company ‒ Insure - Link: direct - to - consumer independent insurance agency • Underwrite multi - peril homeowners’, commercial general liability, 100% ceded federal flood, personal non - standard auto and sell various other lines of insurance products • Admitted carrier in FL, AL, GA, LA and TX, and a non - admitted carrier in AR, KY, MO, NV, OK, SC and TN • Network of approximately 3,400 independent agents, of which approximately 1,700 actively sell and service our products • Have a marketing arrangement with an affiliate of Allstate whose agents market our homeowners’ and commercial general liability policies in Florida • Focused on further diversifying geographic exposure in Florida and expanding selectively into other states in the Southeast region 7 Our Structure What We Insure Where We Insure Our Strategy

NASDAQ: FNHC THE OPPORTUNITY 8 Attractive Valuation Experienced Management Team Exceptional Market Opportunity Over T wo Decades of Florida P&C Experience Strong Financial Performance

NASDAQ: FNHC 6/30/2013 6/30/2012 Total DPW for Market Rank Rank Institution Premiums In-Force Share 1 1 Citizens Property Insurance Corporation $2,066,568,941 20.97% 2 3 Universal Property & Casualty Insurance Co. 768,634,812 7.80% 3 2 State Farm Florida Insurance Company 672,998,046 6.83% 4 7 Homeowners Choice Property & Casualty Ins. Co. 329,677,586 3.35% 5 6 Florida Peninsula Insurance Company 311,031,953 3.16% 6 5 United Services Automobile Association 283,564,037 2.88% 7 4 St. Johns Insurance Company, Inc. 276,885,748 2.81% 8 9 United Property & Casualty Insurance Company 266,134,834 2.70% 9 8 Security First Insurance Company 230,268,058 2.34% 10 10 Tower Hill Prime Insurance Company 191,016,675 1.94% 11 15 American Integrity Insurance Company of Florida 188,043,581 1.91% 12 NA Heritage Property & Casualty Insurance Company 167,158,167 1.70% 13 11 Federal Insurance Company 163,945,749 1.66% 14 29 Federated National Insurance Company 149,243,405 1.51% 15 12 USAA Casualty Insurance Company 149,202,666 1.51% 16 13 Castle Key Insurance Company 139,367,433 1.41% 17 16 Tower Hill Signature Insurance Company 138,625,581 1.41% 18 17 Tower Hill Preferred Insurance Company 133,619,513 1.36% 19 19 Chartis Property Casualty Company 127,974,027 1.30% 20 21 ASI Preferred Insurance Corporation 124,507,739 1.26% Top 20 $6,878,468,550 69.81% Grand Total 9,853,821,461 100.00% EXCEPTIONAL MARKET OPPORTUNITY • The Florida homeowners’ insurance market is large, highly fragmented and dominated by Citizens and small domestic carriers • In the past decade, state - run Citizens has evolved from the insurer of “last resort” to the largest writer of homeowners’ insurance in Florida • Under pressure to reduce its risk exposure, Citizens has accelerated efforts to divest hundreds of thousands of homeowners’ policies • Citizens’ contraction creates an exceptional market opportunity for other carriers to write additional homeowners’ policies • Increased homeowners’ insurance rates combined with reduced reinsurance costs creates a great opportunity for Federated National to grow profitably • For the three months ended June 30, 2013, Federated National ranked 3 rd based on the number of new personal residential homeowners’ policies written (1) • With only approximately 1.5% of the Florida market share, Federated National has an opportunity for significant growth 9 Note: Includes personal residential and excludes commercial residential business Top Personal Residential Homeowners’ Insurers in Florida (1) As of June 30, 2013 (1) Source: Florida Office of Insurance Regulation

NASDAQ: FNHC Homeowners' 87.9% Commercial General Liability 4.8% Federal Flood 2.9% Automobile 4.3% DPW by Line of Business Last Twelve Months PREMIUM COMPOSITION 10 (1) DPW in thousands. Last twelve months data as of September 30, 2013 (2) Admitted carrier in FL, AL, GA, LA and TX, and a non - admitted carrier in AR, KY, MO, NV, OK, SC and TN Note : Based on GAAP financial information DPW by Geography (2) December 31, 2012 Total LTM DPW : $207,398 (1) • Primarily focused on homeowners’ insurance in Florida, but have product initiatives in Alabama, Georgia, Louisiana, South Carolina and Texas • Licensed and prudently looking for growth opportunities in other states 99.1% 0.4% 0.2% 0.1% 0.3% TX LA AL GA FL

NASDAQ: FNHC $76.5 $76.6 $76.9 $78.5 $84.1 $91.4 $97.8 $102.3 $114.8 $149.2 $181.9 $- $30 $60 $90 $120 $150 $180 $210 Q1-11 Q2-11 Q3-11 Q4-11 Q1-12 Q2-12 Q3-12 Q4-12 Q1-13 Q2-13 Q3-13 Premium In - Force (Millions) 42.9 43.4 43.3 43.8 47.5 52.9 57.6 61.1 67.0 83.9 100.3 0 20 40 60 80 100 120 Q1-11 Q2-11 Q3-11 Q4-11 Q1-12 Q2-12 Q3-12 Q4-12 Q1-13 Q2-13 Q3-13 Policy In - Force Count (Thousands) HOMEOWNERS’ POLICY GROWTH 11 Policy In - Force Count Premium In - Force Note: Based on GAAP financial information

NASDAQ: FNHC Tri County 18% Treasure Coast 28% West Coast 32% North Florida 6% Panhandle 16% Tri County 46% Treasure Coast 15% West Coast 36% North Florida 2% Panhandle 1% • We have diversified our risk concentration by increasing our policy count outside the Tri - County (Miami - Dade, Broward, Palm Beach counties) area from 54% at 12/31/2010 to 82% at 9/30/2013 FLORIDA GEOGRAPHIC DIVERSIFICATION 12 Florida HO Policy Composition September 30, 2013 Total Policies: 100,300 Total Policies: 43,132 Florida Regions Florida HO Policy Composition December 31, 2010

NASDAQ: FNHC UNDERWRITING PROCESS 13 • Utilize point of sale software which ensures rate adequacy • Delivers instantaneous risk analytics and quoting and binding capabilities • Provides agents with access to numerous key data points essential to assessing risk factors • Reduced geographic concentration in the Tri - County area and expanded in other counties in Florida • Greater diversification has enhanced underwriting results and reduced our risk exposure • Select expansion into Alabama, Georgia, Louisiana, South Carolina and Texas Sophisticated Analytics Geographic Diversification Underwriting Standards • Focus on higher value properties • Emphasis on newer properties which typically have more advanced wind / hurricane mitigation features and lower All Other Peril (non - catastrophe) losses, all of which mitigate expected losses • Largely avoided claims associated with sinkhole losses by carefully underwriting certain geographic areas in Florida

NASDAQ: FNHC $11.1 $11.7 $12.9 $12.8 $12.8 $14.7 $15.1 $16.8 $18.8 $24.4 $28.1 75.8% 67.0% 60.9% 52.9% 44.7% 48.6% 53.4% 55.5% 49.6% 52.5% 51.4% $0 $5 $10 $15 $20 $25 $30 0% 10% 20% 30% 40% 50% 60% 70% 80% Q1-11 Q2-11 Q3-11 Q4-11 Q1-12 Q2-12 Q3-12 Q4-12 Q1-13 Q2-13 Q3-13 Dollars in Millions Net Premiums Earned Loss & LAE Ratio UNDERWRITING PERFORMANCE 14 Note: Based on GAAP financial information

NASDAQ: FNHC $13.0 $13.1 $13.3 $21.5 $43.0 52.6 43.1 43.8 61.1 100.3 0 20 40 60 80 100 120 $- $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 2009 2010 2011 2012 9/30/2013 PIF (Thousands) TIV ($ Billions) Total Insured Value Polices In-Force 486% 351% 302% 209% 184% 0% 100% 200% 300% 400% 500% 600% 2009 2010 2011 2012 9/30/2013 QUALITY GROWTH IN HOMEOWNERS’ PORTFOLIO 15 1 - in - 100 Year Probable Maximum Loss (1) / In - Force Premium (1) Total modeled losses incurred in a 1 - in - 100 year catastrophe related event Note: Probable Maximum Loss is modeled using RMS assuming LT, NoSS and NoLA Total Insured Value and Policies In - Force

NASDAQ: FNHC (Dollars in Thousands) Accident Year Gross Earned Premium Ultimate Losses Ultimate Gross Loss Ratio 2004 43,660$ 109$ 0.2% 2005 65,162 - 0.0% 2006 95,534 393 0.4% 2007 118,923 216 0.2% 2008 73,836 925 1.3% 2009 71,111 3,841 5.4% 2010 78,239 4,986 6.4% 2011 76,611 3,058 4.0% 2012 90,449 1,761 1.9% Total 713,525$ 15,289$ 2.1% SINKHOLE PERFORMANCE 16 • Largely avoided claims associated with sinkhole loses by selectively underwriting certain geographic areas in Florida • After the Florida Legislature enacted stricter laws narrowing the definition of a sinkhole loss, FNIC established rates, forms and rules that allow us to market our property insurance to most regions of the State of Florida that we previously avoided

NASDAQ: FNHC ROBUST IN - HOUSE CLAIMS CAPABILITIES 17 • 8 field adjusters and 23 onsite (desk) adjusters; 7 claims managers and supervisors; in - house litigation manager; all of whom are fully licensed • Average experience is over 10 years • Long tenure with Federated National; over half of the homeowners’ adjusters served the Company during the storms of 2004 and 2005 • Training and knowledge is promoted and enhanced through on and off - site education • 24/7 new claims reporting capacity with immediate emergency response available when warranted • Long standing relationships with water remediation companies, emergency services providers and loss causation analysts that provide rapid mitigation of damages and exceptional customer service In - House Claims Adjuster Efficient Claims Response Strategic Alliance with CAT Adjuster • Owns 1/3 of Southeast Catastrophe Consulting Company, an independent CAT claims adjuster • Dedicated CAT adjusters available to Federated National when needed • All data and systems functionality is backed - up through a remote cloud - based computing system

NASDAQ: FNHC CATASTROPHE REINSURANCE PROGRAM 18 • $558 million of total coverage for CAT losses and LAE at a cost of $ 68 million in premiums • Maximum single event coverage of $423 million • $7 million pre - tax retention on the first 2 events • 36 highly rated private global reinsurers that are long - term partners and the FHCF • Most reinsurance partners are rated “A - ” or higher by A.M. Best • 2013 - 2014 reinsurance program was modeled to meet a 1:100 year catastrophe event using a RMS - Risklink model with loss amplification and without storm surge factors July 1, 2013 – June 30, 2014 Reinstatement Premium Protection Paid for Second Event Wilma - Equivalent Storm Today $67 million $423 million 9/30/2013 1:108 YR (Actual) Andrew - Equivalent Storm Today $99 million Excess Catastrophe Layer 4 Traditional FHCF Layer $25,000,000 90% of $304,000,000 xs $116,000,000 xs $124,300,000 Excess Catastrophe Layer 3 $25,800,000 xs $98,500,000 Excess Catastrophe Layer 2 $48,500,000 xs $50,000,000 Excess Catastrophe Layer 1 $39,000,000 xs $11,000,000 Excess Catastrophe - Underlying Layer $4,000,000 xs $7,000,000 Company Retention $7,000,000

NASDAQ: FNHC • Designed to preserve capital, maximize after - tax investment income, maintain liquidity and minimize risk • Utilize outside investment managers for the fixed income and equities portfolios • As of September 30, 2013, 100% of the Company’s fixed income portfolio was rated investment grade ‒ Average duration: 4.1 years ‒ Composite rating: A (S&P) ‒ Average yield: 1.93% • Historical returns on investments at September 30, 2013 ‒ 1 Year: 3.32% ‒ 2 Year: 6.33% • Actively increasing fixed income concentration in portfolio INVESTMENT STRATEGY 19 Investments and Cash As of September 30, 2013 ($215.0 Million) Cash and Short Term Investments 22% U.S. Gov. & Agency Sec. 13% Corporate 36% State, Muni. and Political Subs 11% International 2% Common Stock 16%

NASDAQ: FNHC $7.09 $7.05 $7.01 $7.32 $7.61 $7.89 $8.24 $8.26 $8.60 $8.58 $9.17 -20% -15% -10% -5% 0% 5% 10% 15% 20% $6.50 $7.00 $7.50 $8.00 $8.50 $9.00 $9.50 ROAE Book Value Per Share BVPS ROAE 75.8% 67.0% 60.9% 52.9% 44.7% 48.6% 53.4% 55.5% 49.6% 52.5% 51.4% 0% 20% 40% 60% 80% $(0.25) $(0.10) $0.05 $0.25 $0.13 $0.18 $0.09 $0.13 $0.29 $0.31 $0.39 $(0.30) $(0.20) $(0.10) $- $0.10 $0.20 $0.30 $0.40 $0.50 $11.1 $11.7 $12.9 $12.8 $12.8 $14.7 $15.1 $16.8 $18.8 $24.4 $28.1 $0 $5 $10 $15 $20 $25 $30 GAAP FINANCIAL HIGHLIGHTS 20 Net Premiums Earned ($M) Loss & LAE Ratio Diluted Earnings Per Share Reported BVPS & ROAE Note: Based on GAAP financial information Source: Company Filings; SNL Financial

NASDAQ: FNHC (Dollars in Millions, Except Per Share Data) 3 Months Ended % 9 Months Ended % 2013 2012 Change 2013 2012 Change Income Statement Gross premiums written $61.5 $25.3 143% $177.6 $89.7 98% Net premiums written 11.6 -10.4 NM 99.4 40.4 146% Net premiums earned 28.1 15.1 86% 71.3 42.6 67% Net income 3.3 0.8 337% 8.2 3.2 152% EPS - diluted 0.39 0.09 333% 0.99 0.40 148% GAAP loss and LAE ratio 51.4% 53.4% -- 51.3% 49.1% -- As of September 30, % 2013 2012 Change Balance Sheet Cash and investments $215.0 $156.0 38% Total assets 259.0 187.2 38% Unpaid losses and LAE 52.0 51.2 2% Unearned premiums 117.0 58.9 99% Shareholders' equity 74.0 65.5 13% BVPS - reported 9.17 8.24 11% Other Homeowners' policy count (actuals) 100,300 57,660 74% FINANCIAL UPDATE 21 • For the recent quarter ended September 30, 2013, we experienced strong growth in written premiums, revenue and earned premium. Further, we continued to build our policy base while maintaining our stringent underwriting criteria. Note: Based on GAAP financial information

NASDAQ: FNHC THE OPPORTUNITY 22 Attractive Valuation Experienced Management Team Exceptional Market Opportunity Over T wo Decades of Florida P&C Experience Strong Financial Performance

NASDAQ: FNHC CONTACT US Company Contacts Michael Braun , Chief Executive Officer & President Email: mbraun@FedNat.com Phone: 954 - 308 - 1322 Peter Prygelski, Chief Financial Officer & Treasurer Email: pprygelski@FedNat.com Phone: 954 - 308 - 1252 23 Federated National Holding Company 14050 N.W. 14th Street Suite 180 Sunrise, FL 33323 Tel. (954) 581 - 9993 / (800) 293 - 2532 www.FedNat.com